Exhibit 99.1

National & Retail Trades and First Call

For release: January 10, 2008 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS DECEMBER SALES

MENOMONEE FALLS, Wis., -- (Business Wire) – January 10, 2008 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the five-week period ending January 5, 2008 decreased 3.4 percent over the five-week period ending December 30, 2006.  Comparable store sales decreased 11.4 percent on a reported basis.  As a reminder, last year’s retail reporting calendar included 53 weeks.  On a calendar-adjusted basis, comparing the five weeks ended January 5, 2008 to the five weeks ended January 6, 2007, comparable store sales decreased 0.7 percent.

For the nine weeks ended January 5, 2008, total sales increased 5.4 percent while comparable store sales decreased 3.2 percent on a reported basis.  On a calendar-adjusted basis, comparing the nine weeks ended January 5, 2008 to the nine weeks ended January 6, 2007, comparable store sales decreased 0.1 percent.

For the 48 weeks ended January 5, 2008, total sales were up 7.4 percent while comparable store sales decreased 0.4 percent on a reported basis.

Larry Montgomery, Kohl’s Chairman and Chief Executive Officer, commented, “Customers’ shopping patterns were driven by a search for value and they responded well to promotions closer to Christmas and post-holiday.  Our sales results reflected these deeper discounts, affecting our gross margin.  In addition, we have been aggressive in our clearance strategy to ensure we have the appropriate inventory content and level entering fiscal 2008.  As a result, we now expect our fourth quarter earnings to be $1.30 to $1.34 per diluted share.”

	Sales Summary
	($ in millions)
	Fiscal Period Ending		% Change This Year
	January 5,	December 30,	All	Comp
	2008	2006	Stores	Stores

December	$ 2,672.9	$ 2,768.1	-3.4%	-11.4%
QTD	$ 4,696.1	$ 4,453.8	5.4%	-3.2%
YTD	$ 15,682.5	$ 14,602.1	7.4%	-0.4%

As of January 5, 2008, the Company operated 929 stores in 47 states, compared with 817 in 45 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, beginning at 8:30 AM EST on Thursday, January 10.  To listen to the replay, dial (706) 645-9291, and use pass code 30013043.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. A company committed to the communities it serves, Kohl’s operates 929 stores in 47 states and has raised more than $85 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program.  For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464